EXHIBIT 23.2

[LETTERHEAD]
INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Intrepid Technology & Resources, Inc. and Subsidiaries on Form SB-2 of our Auditors' Report, dated August 11, 2004, except for Note 13 dated October 12, 2004 on the consolidated balance sheets of Intrepid Technology & Resources, Inc. and Subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Eide Bailly, LLP

Eide Bailly, LLP (formerly Balukoff, Lindstrom & Co., P.A. - joined Eide Bailly November 1, 2004)
Boise, Idaho
April 14, 2005